UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                 FORM 8-K

                              CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

     Date of Report (Date of earliest event reported):  June 30, 2010

                            MusclePharm Corporation
            (Exact Name of Registrant as Specified in its Charter)

              Nevada                   000-53166           77-0664193
(State or Other Jurisdiction of   (Commission File No.) (I.R.S. Employer
        Incorporation)                                   Identification
                                                             Number)

             4721 Ironton Street, Denver, Colorado     80239
           (Address of Principal Executive Offices)  (Zip Code)

Registrant's telephone number, including area code:  (800) 210-7369

            3390 Peoria Street, #307, Aurora, Colorado  80010
        (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17
    CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
    CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))






Item 5.02 Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

     (b) On June 30, 2010, Todd Huss resigned as the Company's Chief Financial Officer.

     (c) On June 30, 2010, the Company promoted Lawrence S. Meer to the position of Chief Financial Officer and promoted Leonard K. Armenta from the position of Chief Operating Officer to the position of Executive Vice President. The Company also hired Shawn Wingate to serve as the Company's Chief Operating Officer on June 30, 2010.

     Lawrence S. Meer, age 49, has served as Director of Finance of the Company since October 2009. From January 2009 until September 2009 he worked as an accounting consultant and from 2002 until December 2008 he served as the President and CFO of Color It, Inc., a textile finishing company in Miami, Florida.

     Leonard K. Armenta, Jr., age 33, served as the Chief Operations Officer of the Company from February 18, 2010 until June 30, 2010, and as Chief Operating Officer of Muscle Pharm, LLC since September 1, 2009. He has been working for Muscle Pharm part time since July 2008 and full time since June 2009 where he has been working in the sales, marketing and manufacturing areas of the business. From 2000 until June, 2009 he worked for Colorado Sports Innovations as a sales and marketing consultant. From 1997 until 2000 he was a sales representative for Select Investor Relations.

     Michael Shawn Wingate, age 34, joined the Company as Chief Operating Officer on June 30, 2010. From June 2004 until April 2010 he served as Director of Operations for Isatori Technologies LLC, a company which sells nutritional supplements, in Golden, Colorado. From 1998 through 2002 he worked for Experimental and Applied Sciences (EAS) as Project Manager.

                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    MusclePharm Corporation


                                    By:/s/ Cory Gregory
                                    Name:  Cory Gregory
                                    Title:  President
Dated:  July 7, 2010